September 26, 2008
Keith P. Bleier, Vice President, Chief Financial Officer
FirstFlight, Inc.
100 IST Center
Horseheads, NY 14845
Dear Keith,
     Effective today the Note executed between Five Star Bank and FirstFlight, Inc. is in full force and effect under the terms and conditions as outlined therein. Should you have any questions feel free to contact me.
Cordially yours,
/s/ James F. Battersby
James F. Battersby
Vice President